Exhibit 99.1

     Provident Community Bancshares, Inc. Announces Third Quarter Earnings

     ROCK HILL, S.C.--(BUSINESS WIRE)--Oct. 16, 2007--Provident Community Bancshares, Inc. (NASDAQ GM: PCBS) (the "Corporation") reported operating results for the three and nine months ended September 30, 2007. Net income for the third quarter of 2007 was $727,000 compared to $651,000 for the third quarter of 2006, an 11.7% increase. Earnings per share were $0.40 per share (diluted) for the third quarter of 2007, versus $0.35 per share (diluted) for the third quarter of 2006. Net income for the nine months ended September 30, 2007, was $2.0 million, or $1.07 per share (diluted), compared to $2.0 million, or $1.05 per share (diluted), for the same period in 2006.

     Net interest income before the loan loss provision for the third quarter increased $163,000, or 6.4%, to $2.7 million compared to $2.5 million for the same period in the previous year. The increase was due primarily to higher average loan balances along with an increase in the yield on loans that resulted from a higher concentration of consumer and commercial loans. The increase in interest income was partially offset by higher deposit costs as a result of an increase in balances and rising rates. The provision for loan losses for the third quarter totaled $20,000 compared to $45,000 for the same period in the previous year. During the current year third quarter, $125,000 was received from a loan that was charged off in the previous year that was applied to the loan provision. Classified loans increased to $8.3 million for the quarter ending September 30, 2007 compared to $8.0 million for the same period in the previous year due to an increase in classified commercial loans.

     Non-interest income for the third quarter increased $62,000, or 8.6%, to $782,000 compared to $720,000 for the same period in the previous year. The increase was due to higher fees for financial services that resulted from an increase in transaction accounts. Non-interest expense for the third quarter increased $212,000, or 9.2%, to $2.5 million compared to $2.3 million for the same period in the previous year. The increase was due primarily to higher operating costs associated with a total of three banking centers opened in Simpsonville, South Carolina and Rock Hill, South Carolina during the previous twelve months.

     At September 30, 2007, assets totaled $415.1 million, a 7.1% increase from $387.6 million at December 31, 2006. Net loans receivable increased $10.1 million, or 4.4%, during the period to $242.0 million at September 30, 2007, compared to $231.9 million at December 31, 2006. Consumer/commercial loans increased $16.8 million, offset by a $6.7 million reduction in residential mortgage loans as the Corporation continues to focus on the consumer/commercial segments with specialized loan officers and products. Growth in lower cost transaction accounts and time deposits resulted in deposits increasing 5.9% to $263.1 million at September 30, 2007 compared to $248.4 million at December 31, 2006. Investments and mortgage-backed securities at September 30, 2007, increased 9.9% to $134.3 million from $122.2 million at December 31, 2006. The increase in securities was funded with an increase in borrowings of $11.8 million. Shareholders' equity increased $817,000, or 3.2%, to $26,784,000 at September 30, 2007 from $25,967,000 at December 31, 2006 due to net income of $2.0 million and a $208,000 decrease in unrealized losses on securities available for sale, offset by the repurchase of 47,504 shares at a cost of $981,000 and dividend payments of $0.34 per share at a cost of $619,000.

     The Corporation also declared a quarterly cash dividend of $0.115 per share payable on November 15, 2007 to shareholders of record on October 30, 2007. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

     Provident Community Bancshares is the parent company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

     Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," " expect," "anticipate," "intend," "outlook," "estimate," " forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2006, including in the Risk Factors section of that report.


----------------------------- --------- --------- --------- ---------
                Provident Community Bancshares, Inc.
            Third Quarter - Year Ending December 31, 2007
---------------------------------------------------------------------

                        Financial Highlights
           (Unaudited) ($ in thousands, except share data)

                                  At        At
Balance Sheet                   9/30/07  12/31/06   $Change   %Change
----------------------------  --------- --------- --------- ---------

   Total assets                $415,080  $387,630   $27,450     7.08%
   Cash and due from banks       10,717     9,124     1,593    17.46%
   Investments & mortgage-
    backed securities           134,304   122,185    12,119     9.92%
   Loans receivable (net)       241,957   231,886    10,071     4.34%
   Goodwill and intangible
    assets                        3,365     3,741     (376)   -10.05%
   Deposits                     263,116   248,440    14,676     5.91%
   Advances and other
    borrowings                  110,277    98,533    11,744    11.92%
   Stockholders' equity          26,784    25,967       817     3.15%
   Outstanding shares         1,796,520 1,830,528  (34,008)    -1.86%
   Book value per share          $14.91    $14.19     $0.72     5.10%

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                              ------------------- -------------------
Income Statement                   2007      2006      2007      2006
----------------------------  --------- --------- --------- ---------

   Net interest income           $2,714    $2,551    $8,195    $7,887
   Provision for loan losses         20        45       265       355
                              --------- --------- --------- ---------
   Net interest income after
    loan loss provision           2,694     2,506     7,930     7,532
   Non-interest income              782       720     2,317     2,133
   Non-interest expense           2,506     2,294     7,657     6,854
   Income tax                       243       281       613       822
                              --------- --------- --------- ---------
   Net income                      $727      $651    $1,977    $1,989
                              ========= ========= ========= =========
   Earnings per share: basic      $0.40     $0.35     $1.09     $1.06
                              ========= ========= ========= =========
   Earnings per share:
    diluted                       $0.40     $0.35     $1.07     $1.05
                              ========= ========= ========= =========
   Weighted Average Number of
   Common Shares Outstanding
   Basic                      1,801,405 1,846,643 1,816,085 1,876,630
   Diluted                    1,839,097 1,876,417 1,852,923 1,901,830

                                         Nine Months Ended
                                           September 30,
                                        -------------------
Key Financial Ratios                         2007      2006
-----------------------------           --------- ---------

   Return on average assets                 0.66%     0.71%
   Return on average stockholders'
    equity                                  9.94%    10.68%
   Operating expense to average assets      2.45%     2.28%
   Equity to average assets                 6.75%     6.80%


     CONTACT: Provident Community Bancshares, Inc.
              Dwight V. Neese, 803-980-1863